UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2016

Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(262) 636-1200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 30, 2016 (the “Completion Date”), Modine Manufacturing Company (the “Company”) completed its previously-announced acquisition of the shares of multiple target companies (the “Target Companies”) held by Luvata Heat Transfer Solutions II AB, a company incorporated in Sweden (“Luvata”), which together represent the Luvata Heat Transfer Solutions business.  The shares of the Target Companies acquired comprise the whole of the allotted and issued share capital of such companies.  The acquisition was completed in accordance with the terms of a Share Sale and Purchase Agreement between the Company and Luvata (the “Purchase Agreement”) dated September 6, 2016, as amended.  Additional information regarding the terms of the Purchase Agreement is set forth in the Current Report on Form 8-K filed by the Company on September 8, 2016.

The aggregate value of the consideration for the Company’s acquisition of the Target Companies was approximately $418 million, which includes cash consideration equal to approximately $391 million and stock consideration in the amount of 2,219,424 shares (the “Share Consideration”) of the Company’s common stock, par value $0.625 per share, issued to certain of Luvata’s lenders on the Completion Date.  The Share Consideration was issued subject to lock-up agreements prohibiting the recipients from transferring the Share Consideration for a period of one year following the Completion Date, subject to certain limited exceptions.

Other than in respect of the acquisition described above, there existed no material relationship between the Target Companies and the Company or any of its affiliates, directors or officers, or any associate of such persons.

Item 3.02	Unregistered Sales of Equity Securities.

In accordance with the terms of the Purchase Agreement, on the Completion Date, the Company issued the Share Consideration to certain of Luvata’s lenders as a portion of the consideration for the shares of the Target Companies, as described under Item 2.01, above.  The Company believes that this transaction was exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.  The four recipients of the Share Consideration represented to the Company, among other matters, (1) that they acquired the shares solely for their own accounts, for investment, and not on behalf of other persons or with a view to public distribution, and (2) their belief that they possess the sophistication to evaluate the merits and risks of an investment in the shares.  The offering was conducted without the use of any advertising, general solicitation or other public means, and appropriate restrictive legends have been applied to the shares.

Item 8.01	Other Events.

On November 30, 2016, the Company issued a press release announcing the completion of the acquisition described under Item 2.01, above.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)
Pursuant to Item 9.01(a)(4) of Form 8-K, the Company will amend this filing not later than 71 calendar days after December 6, 2016, to file the financial statements of the Target Companies for the periods specified in Rule 3-05(b) of Regulation S-X.

(b)
Pursuant to Item 9.01(b)(2) of Form 8-K, the Company will amend this filing not later than 71 calendar days after December 6, 2016, to furnish the pro forma financial information with respect to the Target Companies pursuant to Article 11 of Regulation S-X.

(c)	Not applicable.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated November 30, 2016

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

/s/ Margaret C. Kelsey
Margaret C. Kelsey
Vice President, Legal and Corporate Communications, General Counsel & Secretary

Date:  December 6, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 30, 2016